UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
___________________

FORM 8‑K
___________________

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of report (Date of earliest event reported):  August 11, 2016 (August 8, 2016)

HEALTHWAYS, INC.
(Exact name of registrant as specified in its charter)

Delaware	000-19364	62-1117144
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

701 Cool Springs Boulevard Franklin, Tennessee	37067
(Address of principal executive offices)	(Zip Code)

(615) 614-4929
(Registrant's telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.  Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.
On August 10, 2016, Healthways, Inc. (the "Company") announced that Robert E. Dries has been named Executive Vice President and Chief Financial Officer of the Company, effective August 22, 2016, and will begin employment with the Company on that date.
Mr. Dries most recently served as Senior Vice President, Financial Operations of Omnicare, Inc. ("Omnicare"), a leading provider of pharmaceutical care for senior populations and a subsidiary of CVS Health Corporation, a publicly traded pharmacy innovation company, from December 2012 to January 2016.  From November 2010 to November 2012, Mr. Dries served as Senior Vice President, Operations Finance Group at Omnicare.  Prior to that, Mr. Dries held a variety of financial leadership roles at Omnicare since 1999.  Mr. Dries earned his B.S. degree in finance and accounting from the University of Kentucky and is a certified public accountant.
In connection with Mr. Dries' appointment as Executive Vice President and Chief Financial Officer, on August 8, 2016, the Company and Mr. Dries entered into an employment agreement (the "Employment Agreement"), pursuant to which Mr. Dries will be entitled to receive an initial base salary of $375,000.  Any short-term incentive or bonus ("Bonus") or long-term incentive award will be determined and paid to Mr. Dries in accordance with the terms and conditions of the Company's Bonus plan and/or long term incentive plan, as applicable. Mr. Dries will be eligible to participate in all applicable benefit plans maintained by the Company.
The initial term of the Employment Agreement is two years.  After the initial term, the Employment Agreement will have no fixed term.
In the event that Mr. Dries' employment is terminated by the Company without "cause" or by Mr. Dries for "good reason," in addition to any accrued but unpaid benefits or base salary as of the date of termination, Mr. Dries will be entitled to (i) continued payment of base salary then in effect for 24 months upon Mr. Dries' execution of a full release of claims in favor of the Company, (ii) a pro-rata portion of any Bonus or other compensation earned as of the date of termination, which Bonus or other compensation will be determined after the end of the year for which the Bonus was in place and paid in accordance with the terms of the Company's Bonus plan, and (iii) group medical benefits for 24 months after the date of termination upon Mr. Dries' execution of a full release of claims in favor of the Company.  All amounts contributed by the Company to the Capital Accumulation Plan (the "CAP") for the benefit of Mr. Dries will vest upon such termination.
In the event that Mr. Dries' employment is terminated by the Company without "cause" or by Mr. Dries for "good reason" within 12 months following a "change in control" (as defined in the Employment Agreement), then the amounts described above will be paid to Mr. Dries in a lump sum no later than 60 days following the date of termination.  All amounts contributed by the Company to the CAP for the benefit of Mr. Dries will vest upon such termination.
In the event of termination of Mr. Dries' employment, all outstanding stock options, restricted stock, restricted stock units and any other unvested equity incentives will be treated in accordance with the terms of their applicable award agreements in effect on the date of termination.
For 24 months following the termination of Mr. Dries' employment by the Company for "cause" or by Mr. Dries without "good reason" and for 18 months following any other termination of Mr. Dries' employment, he will be subject to confidentiality, non-competition and non-solicitation restrictions.
The Employment Agreement also includes other customary terms, including with respect to termination for cause, death and disability.
Effective August 10, 2016, Alfred Lumsdaine will relinquish his title of Executive Vice President, Chief Financial and Administrative Officer and no longer be deemed an officer with reporting requirements under Section 16 of the Securities Exchange Act.  As previously disclosed, Mr. Lumsdaine will remain employed by the Company until September 30, 2016.
9.01.  Financial Statements and Exhibits.
(d) Exhibits
Exhibit 99.1 Press Release, dated August 10, 2016

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.
HEALTHWAYS, INC.

By:	/s/ Mary Flipse
Mary S. Flipse
Chief Legal Officer
Date:  August 11, 2016

EXHIBIT INDEX
Exhibit 99.1 Press Release, dated August 10, 2016